EXHIBIT 99.1

For Release 7:30 AM Eastern Time, Wednesday, May 10, 2006
CUMULUS MEDIA INC.

Cumulus Reports First Quarter 2006 Results
     ATLANTA, GA, May 10, 2006 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2006.
     Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended
	March 31,		%
	2006	2005	Change
Net revenues	$75,269	$72,124	4.4%
Station operating expenses	53,567	50,519	6.0%
Station operating income (1)	21,701	21,605	0.4%
Station operating income margin (2)	28.8%	30.0%
Adjusted EBITDA (3)	17,516	17,860	(1.9)%

Income per common share:
Basic income per common share	$0.01	$0.01
Diluted income per common share	$0.01	$0.01

Free cash flow (4)	$10,585	$11,071	(4.4)%

(1)	Station operating income consists of operating income before non-cash contract termination costs (benefit), depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs (benefit), depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
          Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005
     Net revenues for the first quarter increased from $72.1 million in 2005 to $75.3 million in 2006, a 4.4% increase, primarily as a result of organic revenue growth over the Company’s existing station platform. Station operating expenses increased from $50.5 million to $53.6 million, an increase of 6.0% over the first quarter of 2005. The increase was primarily attributable to station operating expenses the launch of our second station in the Houston market, which became fully operational subsequent to March 31, 2005, increased expenses associated with the launch of the Company’s rock station in Houston, as well the timing of promotion and programming research expense in the first quarter of 2006. Station operating income (defined as operating income before non-cash contract termination costs (benefit), depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges) increased from $21.6 million to $21.7 million, an increase of 0.4% from the first quarter of 2005, for the reasons discussed above.
     Interest expense, net of interest income, increased by $1.6 million or 33.5% to $6.5 million for the three months ended March 31, 2006 as compared with $4.9 million in the prior year’s period. This increase was primarily due to a higher average cost of bank debt and increased levels of bank debt outstanding during the current quarter, partially offset by a $0.8 million gain recorded in the current quarter as a decrease to interest expense related to the adjustment of the fair value of certain derivative instruments.
      Income tax expense decreased $5.22 million to $1.25 million compared to $6.5 million during the first quarter of 2005. Tax expense incurred during both periods, which is comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods. Commencing January 1, 2006, the Company is using the annual effective rate method in determining its quarterly income tax expense; previously it utilized the discrete method.
     Basic income per common share was $0.01 for the three months ended March 31, 2006 as compared with basic income per common share of $0.01 during the prior year. Diluted income per common share was $0.01 for the three months ended March 31, 2006 as compared with diluted income per common share of $0.01 in the prior year.
Leverage and Financial Position
     Capital expenditures for the first quarter of 2006 totaled $3.7 million. Capital expenditures during the quarter were comprised of $3.5 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $0.2 million of maintenance capital expenditures. For the full year of 2006, the Company expects capital expenditures to total $7.0 million.
     Leverage, defined under the terms of the Company’s credit agreement as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 5.9x at March 31, 2006.
     Including the results of all pending acquisitions operated as of March 31, 2006, the ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of March 31, 2006 is approximately 5.9x.
Outlook
     The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.
     Cumulus expects second quarter 2006 pro forma station operating expenses to grow by 2.0%. The increase in station operating expense is calculated on a lower expense base after removing the Houston and Kansas City stations contributed to Cumulus Media Partners, LLC (“CMP”) in connection with the Susquehanna acquisition, which was completed on May 5, 2006. (See “Susquehanna Radio Acquisition” below.) This is coupled with a reduction in promotion and programming research. The following table summarizes selected projected financial results for the second quarter of 2006 (dollars in thousands):

Q2 2006 (Est.)
Depreciation and amortization	$5,050
LMA fees	68
Non-cash stock compensation	3,507
Interest expense	6,700
Interest income	140
Equity loss (CMP)	500

Share Repurchase Program
     On September 28, 2004, the Company announced that its Board of Directors had authorized the repurchase, from time to time, of up to $100 million of the Company’s Class A Common Stock, subject to the terms of the Company’s then-existing credit agreement. Subsequently, on December 7, 2005, the Company announced that its Board had authorized the purchase of up to an additional $100.0 million of the Company’s Class A Common Stock. During the three months ended March 31, 2006 and consistent with the Board-approved repurchase plans, the Company repurchased 2,011,500 shares of its Class A Common Stock in the open market at an average repurchase price per share of $12.77. Cumulatively, the Company has repurchased 10,782,152 shares, or $136.1 million in aggregate value, of its Class A Common Stock since approval of the plans. The Company has authority to repurchase an additional $63.9 million of the Company’s Class A Common Stock, although the current terms of its credit agreement would limit the Company to $36.4 million in additional purchases.
     As of April 30, 2006, 59,578,138 shares of common stock were outstanding.
Susquehanna Radio Acquisition
     On May 5, 2006, the Company announced that the previously announced acquisition of the radio broadcasting business of Susquehanna Pfaltzgraff Co. by Cumulus Media Partners, LLC (“CMP”) was completed. The purchase price was approximately $1.2 billion.
     Susquehanna Radio’s radio broadcasting business consisted of 33 radio stations in 8 markets including: San Francisco, Dallas, Houston, Atlanta, Cincinnati, Kansas City, Indianapolis and York, Pennsylvania. CMP is a private partnership created by the Company, Bain Capital Partners, The Blackstone Group and Thomas H. Lee Partners to acquire the radio broadcasting business of Susquehanna Pfaltzgraff.
     In connection with the formation of Media Partners, the Company contributed its four radio stations (including related licenses and assets) in the Houston and Kansas City markets and $6.3 million in cash in exchange for membership interests in CMP. In addition, upon consummation of the acquisition, the Company received a payment of $3.5 million as consideration for advisory services provided in connection with the acquisition.
     Concurrently with the consummation of the acquisition, the Company entered into a management agreement with a subsidiary of CMP, pursuant to which the Company’s management will manage the operations of CMP’s subsidiaries.
Non-GAAP Financial Measures
     Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, Adjusted EBITDA and free cash flow. Station operating income consists of operating income before non-cash contract termination costs (benefit), depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation, restructuring charges (credits) and impairment charges. Adjusted EBITDA is defined as operating income before impairment charges, non-cash contract termination costs (benefit), depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.
     Station Operating Income
     Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes non-cash contract termination costs (benefit) as the charge (benefit) will never represent a cash obligation to the Company’s station operations. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Finally, management excludes non-cash stock compensation and restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
     Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is the primary measure that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which will be utilized by its management and its Board.
     Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
     Adjusted EBITDA
     Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
     In deriving this measure, management excludes non-cash contract termination costs (benefit) as the charge will never represent a cash obligation to the Company. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, management excludes non-cash stock compensation, restructuring charges (credits) and impairment charges from the measure as they do not represent cash payments related to the operation of the stations.
     Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
     Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

          Free Cash Flow
     Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.
     Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
     As station operating income, Adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
     Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions and divestitures, Cumulus Media, directly and through its investment in Cumulus Media Partners, will own or operate 345 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.
     Cumulus Media Inc. will host a teleconference later today at 11:30 AM Eastern Time to discuss first quarter results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (800) 822-4974 for both domestic and international callers. Immediately after completion of the call, a replay can be accessed until 11:59 PM EST May 24, 2006. Domestic and international callers can access the replay by dialing (888) 203-1112, pass code 3220458.
     For further information, please contact:
Marty Gausvik                    (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005
Net revenues	$75,269	$72,124

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	53,567	50,519
Depreciation and amortization	4,813	5,357
LMA fees	205	348
Corporate general and administrative (including non
cash stock compensation expense of $3,503 and $(29))	7,689	3,716

Total operating expenses	66,274	59,940

Operating income	8,995	12,184

Nonoperating income (expense):
Interest expense	(6,670)	(5,221)
Interest income	144	334
Losses on early extinguishment of debt	—	—
Other income (expense), net	(362)	(2)

Total nonoperating expense, net	(6,888)	(4,889)

Income before income taxes	2,107	7,295

Income tax expense	(1,250)	(6,472)

Net income	$857	$823

Basic and diluted income per common share:
Basic income per common share	$0.01	$0.01

Diluted income per common share	$0.01	$0.01

Weighted average basic common shares outstanding	60,075	69,087

Weighted average diluted common shares outstanding	61,532	70,649

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended
	March 31,
	2006	2005
Operating income	$8,995	$12,184
LMA fees	205	348
Depreciation and amortization	4,813	5,357
Non-cash stock compensation	3,503	(29)

Adjusted EBITDA	17,516	17,860
Other corporate general and administrative	4,185	3,745

Station operating income	$21,701	$21,605

     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months Ended
	March 31,
	2006	2005
Operating income	$8,995	$12,184
Add:
Non cash compensation expense	3,503	(29)
Depreciation and amortization	4,813	5,357
Less:
Interest expense, net of interest income	(6,526)	(4,887)
Maintenance capital expenditures	(200)	(1,554)

Free cash flow	$10,585	$11,071

No cash was paid for income taxes in the three months ending March 31, 2006 or 2005.

CAPITALIZATION
(dollars in thousands)

	March 31, 2006	March 31, 2006
	Actual	Pro Forma(1)
Cash and cash equivalents	$2,085	$2,085
Long-term debt, including current maturities:
Bank Debt	576,000	578,568
Total Stockholders’ equity	569,196	569,196

Total capitalization	$1,147,281	$1,149,849

(1)	Pro forma for cash positions and borrowings following the completion of all pending acquisitions and dispositions.

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio (2)	5.9x

(2)	Ratio calculated as (dollars in thousands):

Funded debt as of March 31, 2006	$576,000
Plus: Net cash proceeds from acquisitions and dispositions	4,653
Less: Cash balance as of March 31, 2006	(2,085)

Net Debt as of March 31, 2006	578,568
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	98,718
(includes the results of all pending acquisitions and excludes non-cash stock compensation of $3,503)
Ratio	5.9x

CUMULUS MEDIA INC.
2006 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)
The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month station operating income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio’s financial and operational development.
Pro Forma for the Trailing Twelve months ended March 31, 2006

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	27	$180,910	$80,250	44.4%
25.0% to 34.9%	13	57,817	17,107	29.6%
20.0% to 24.9%	7	21,370	4,729	22.1%
10.0% to 19.9%	7	25,013	3,802	15.2%
0.0% to 9.9%	5	10,826	655	6.1%
< 0.0%	2	7,188	(561)	(7.8)%

Subtotal	61	$303,124	$105,982	35.0%
Trade, Other	—	27,777	9,479	34.1%

Totals	61	$330,901	$115,461	34.9%
Pro Forma for the Trailing Twelve months ended December 31, 2005:

Station Operating			Station Operating	Average Station Operating
Income Margin %	# of Markets	Revenue	Income	Income %
> 35.0%	28	$184,942	$81,926	44.3%
25.0% to 34.9%	14	56,074	16,681	29.7%
20.0% to 24.9%	8	16,091	3,717	23.1%
10.0% to 19.9%	4	26,237	4,317	16.5%
0.0% to 9.9%	5	10,536	532	5.1%
< 0.0%	2	6,202	(899)	(14.5)%

Subtotal	61	$300,083	$106,275	35.4%
Trade, Other	—	25,824	8,895	34.4%

Totals	61	$325,907	$115,170	35.3%
Activity for Q1 2006

Station
Operating	Markets	Markets	Markets	Net Change	Markets
Income %	at 12/31/05	Moving Out	Moving In	In Category	at 3/31/06
> 35.0%	28	1	—	(1)	27
25.0% to 34.9%	13	1	1	—	13
20.0% to 24.9%	5	0	2	2	7
10.0% to 19.9%	8	1	—	(1)	7
0.0% to 9.9%	5	—	—	—	5
< 0.0%	2	—	—	—	2

Total	61	3	3	—	61